Exhibit (d)(3)

INVESTMENT MANAGEMENT FEE WAIVER AGREEMENT

FOR TIAA SEPARATE ACCOUNT VA-1

This Agreement is entered into effective as of May 1, 2025, by and between TIAA Separate Account VA-1 (the “Account”) and Teachers Advisors, LLC (“Advisors”), a Delaware corporation.

WHEREAS, the Account is an open-end diversified management investment company with one sub-account, the Stock Index Account (the “SIA”); and

WHEREAS, Advisors and the Account have entered into an Investment Management Agreement (the “Investment Management Agreement”) providing for investment management services to be provided by Advisors to the SIA for an investment management fee; and

WHEREAS, the parties hereto wish to lessen the impact of the fees levied on the SIA in the Investment Management Agreement.

NOW, THEREFORE, the parties do hereby agree as follows:

1.	Term of Agreement. This Agreement shall be in-force from May 1, 2025 until the close of business on April 30, 2026, unless earlier terminated by written agreement of the parties hereto.

2.

Waiver of Management Fee. Advisors hereby agrees to waive one-half of its fee under the Investment Management Agreement so that the Account will pay Advisors a fee equal to 0.06% of its average daily net assets, instead of a fee rate equal to 0.30% of its average daily net assets.

3.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, LLC

/s/ Rachael Zufall
By: Rachael Zufall
Title: Assistant Secretary

TIAA Separate Account VA-1

/s/ Rachael Zufall
By: Rachael Zufall
Title: Assistant Secretary